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                                   EXHIBIT 4.2

                                AMENDMENT TO THE
                             NETWORK SOLUTIONS, INC.
                            1996 STOCK INCENTIVE PLAN



                              W I T N E S S E T H:


        WHEREAS, Section 17.2 of the Network Solutions, Inc. 1996 Stock Incentive Plan (the "Plan") authorizes the Board of Directors (the "Board") of Network Solutions, Inc. (the "Company") to amend the Plan at any time and from time to time; and

        WHEREAS, the Board has determined that it is desirable and in the best interest of the Company to authorize the issuance of a limited number of additional shares under the Plan to meet the Company's immediate needs in hiring and retaining qualified employees who are not officers and directors of the Company.

        NOW, THEREFORE, the Plan is amended as follows:

        The following Section 3.4 is added to the Plan:

               Section 3.4. Additional Shares. In addition to Common Shares reserved under Section 3.1 of the Plan, 2,000,000 Common Shares [subsequently increased to 4,000,000 based on a 2 for 1 stock split effected in the form of a dividend on the Registrant's Common Stock, which was distributed on March 10, 2000] shall be reserved for Awards granted under the Plan to Key Employees who are not officers or directors within the meaning of the National Association of Securities Dealers (NASD) Marketplace Rule 4310(c)(25)(H), during the period commencing October 27, 1999, and ending on the date of the first annual meeting of the Company's shareholders which occurs after such date, provided, however, that no Award with respect to such shares shall be deemed to be an ISO. The provision of this Section 3.4 shall be subject to adjustment pursuant to Section 10. Awards with respect to Common Shares received and authorized pursuant to this Section 3.4 shall not be taken into account for purposes of the limitations of Section 3.1.

        IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officers this 27th day of October, 1999.


ATTEST:                                     NETWORK SOLUTIONS, INC.

By:  /s/ James M. Ulam                      By:  /s/ Jonathan W. Emery
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